Exhibit 99.1

Gentherm Reports 2016 Fourth Quarter and Full Year Results Revenue Growth and Cash Flow Generation Support Continued Investments in Future Business Drivers

NORTHVILLE, Mich., February 21, 2017 /PRNewswire/ -- Gentherm (NASDAQ-GS:THRM), the global market leader and developer of innovative thermal management technologies, today announced its financial results for the fourth quarter and full year ended December 31, 2016.

Fourth Quarter 2016 Highlights

•	Total revenue growth of 11% to $236.5 million
•	Net income of $26.0 million and adjusted EBTIDA of $37.1 million
•	Topline performance driven by 2% growth in Climate Control Seats (CCS) and double digit growth in seat heaters (10%) and steering wheel heaters (12%)
•	Revenue impacted by decline in Gentherm Power Technologies (GPT) sales (-15%)
•	New CSZ unit produces $19.6 million in sales; helping to achieve goal for long-term non-automotive growth
•	Operating expenses increased as the Company continued to invest in key drivers of future growth
•	Enhanced physical footprint to support growth by opening an 80,000 square foot CSZ facility expansion and a new 44,000 square foot technology center in Farmington Hills, Michigan

“Overall, Gentherm performed well during the quarter as we saw continued revenue growth of 11% and substantial cash flow generation. Of particular note is the performance and continued progress of our investments in our existing core markets and new growth areas,” said President and CEO Daniel R. Coker.

Mr. Coker, continued, "Looking more specifically at our various business segments, our automotive segment was the main driver of our revenue growth, where we experienced a 10% increase in revenue from seat heaters, 2% growth in CCS and 12% growth in steering wheel heaters.  In our CCS business, as in the prior few quarters, we saw continued near-term headwinds with growth slowing due to customers’ timing decisions and product mix.  CSZ also performed well, contributing substantially to our total revenue growth. Within this business, our Hemotherm blood warming device did especially well, as demand is at an all-time high and our product is outperforming the competition.  GPT revenue, which was down 15%, continued to come under pressure from weakness in the energy market as capital investments from GPT’s natural gas pipeline and exploration and production customers remain subdued. As this market normalizes, and development begins again in earnest, we expect a return to growth.”

Mr. Coker concluded, “As we look ahead to 2017 and beyond, we remain focused on growth while deploying our capital where it can generate the most value for our shareholders. This means staying ahead of the curve technologically to protect our position as the leader in innovative thermal management solutions that are unmatched in the marketplace.  We will continue to invest in our business for long-term growth to further enhance profitability. Two examples of our focus on growth that we were very excited to see begin operating during the quarter are our new CSZ facility expansion, which was designed to allow for meaningful future growth, and our new technology center.”

Fourth Quarter 2016 Financial Review

The 11% increase in product revenues during the fourth quarter was driven by a strong contribution from CSZ, where we look forward to considerable growth as we finalize the establishment of our new direct sales force for patient temperature management products, as well as continued growth in steering wheel heaters and seat heaters.  Automotive product revenues grew 3% in the fourth quarter of 2016 including modestly higher sales for CCS, with 10% and 12% growth in automotive seat heaters and in steering wheel heaters, respectively. While we will still see challenges for CCS in the coming year, we also believe it will grow in the years ahead. The contributions from CSZ and automotive were partially offset by lower product revenues for GPT.

Gross margin as a percentage of revenue for the quarter rose to 33.2% from 32.6%. This was aided by the contribution from CSZ’s revenue, which has a higher than average gross margin percentage, but pressured by reduced sales at GPT, which also produce higher than average gross margins.

Operating expenses of $52.1 million increased $13.1 million, or 34%, compared to the year ago period. This increase was driven by the inclusion of CSZ, which had operating expenses of $6.5 million, as well as our continued investments in new products and technologies and enhancements to our operating infrastructure.

Net research and development expenses (R&D) of $18.4 million increased by $3.2 million, or 21%, during the fourth quarter of 2016 compared with 2015 as a result of new production programs for existing products and new product development, and a program to develop the next generation of seat comfort products. The types of new products and future growth drivers that we are investing in include automotive interior thermal management devices, medical thermal management devices, battery thermal management devices, battery management systems and advanced automotive electronics solutions.  Many of these new products have begun to reach the more cost intensive phases that typically occur after we receive firm customer orders or later as we ramp up our manufacturing operations specific to these products. Examples include a new automotive electronic control module and battery thermal management.

Selling, general and administrative expenses (SG&A) of $33.7 million increased by $9.8 million, or 41%, during the fourth quarter of 2016 compared with 2015.  The increase in SG&A resulted from expenses related to CSZ totaling $6.1 million and the general growth of our business as well as a one-time $2.0 million expense associated with a management reorganization. While this organizational change will reduce our annual expenses moving forward by $3.0 million, we expect that reduction to be more than offset by our continued investments in our operations.

Adjusted EBITDA increased slightly for the quarter to $37.1 million compared with Adjusted EBITDA of $36.3 million for the fourth quarter of 2015.  A reconciliation of Adjusted EBITDA, a non-GAAP measure, to net income is provided in a table accompanying this news release.

During the quarter we incurred a net foreign currency gain of $7.7 million which included a net realized gain of $1.4 million and a net unrealized gain of $6.3 million.  The unrealized gain is primarily the result of holding significant amounts of U.S. Dollar (“USD”) cash at our subsidiaries in Europe, which have the European Euro (“EUR”) as the functional currency, and due to certain intercompany balances between these European subsidiaries and our US based companies.  The gain came as the USD strengthened in comparison to EUR.  At September 30, 2016 the USD/EUR exchange rate was 1.12 whereas at December 31, 2016 the exchange rate was 1.05.  If the USD continues to strengthen we will likely have further unrealized currency gains whereas if the USD weakens we will have similar unrealized losses.  During 2015, we had a foreign currency gain of $373 thousand.  This amount was lower than 2016 mainly due to lower cash balances and due to a higher ratio of cash held as Euro at our European subsidiaries.

Our fully diluted earnings per share were $0.71 and $0.78 for the fourth quarter 2016 and 2015, respectively.  As outlined in the accompanying table, these amounts included acquisition transaction expenses of CSZ, purchase accounting impacts, and other effects.  These other effects include the management reorganization expense in the fourth quarter of 2016, a one-time gain related to a legal settlement during the fourth quarter of

2015 and unrealized currency gains during both quarters.  After adjusting for these impacts and effects our fully diluted earnings per share would have been $0.68 and $0.61, in 2016 and 2015, respectively.

Total cash as of December 31, 2016 was $177.2 million when compared with total cash of $144.5 million at December 31, 2015.  Total cash combined with borrowing availability under the Company's credit agreements, provides available liquidity totaling $372.6 million as of December 31, 2016.

Guidance

We expect full year 2017 revenue growth of between 5% and 10%.  Our guidance reflects the impact from a stronger USD, a full year of CSZ revenues and recently announced production cuts by certain customers.

Conference Call

As previously announced, Gentherm is conducting a conference call today to be webcast at 8:00 AM Eastern Time to review these financial results.  The dial-in number for the call is 1-866-420-4658 or, for international callers, 1-661-378-9811 and the Conference ID number is 61267290.  The live webcast and archived replay of the call can be accessed on the Events page of the Investor section of Gentherm's website at www.gentherm.com.

A telephonic replay will be available approximately 2 hours after the call by dialing 800-585-8367, or for international callers, 404-537-3406. The passcode for the live call and the replay is 61267290. The replay will be available until 11:59 p.m. (ET) on March 7, 2017.

TABLES FOLLOW

GENTHERM INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Product revenues	$236,541	$212,277	$917,600	$856,445
Cost of sales	157,935	143,099	622,563	580,066
Gross margin	78,606	69,178	295,037	276,379
Operating expenses:
Net research and development expenses	18,371	15,145	72,923	59,604
Acquisition transaction expenses	50	—	743	—
Selling, general and administrative	33,719	23,910	115,252	95,456
Total operating expenses	52,140	39,055	188,918	155,060
Operating income	26,466	30,123	106,119	121,319
Interest expense	(970)	(743)	(3,257)	(2,610)
Revaluation of derivatives loss	—	49	—	(1,102)
Gain on settlement of derivative instrument	—	9,949	—	9,949
Foreign currency gain	7,722	373	7,810	1,121
Other (expense) income	(863)	(683)	(109)	261
Earnings before income tax	32,355	39,068	110,563	128,938
Income tax expense	6,319	10,654	33,965	33,545
Net income	$26,036	$28,414	$76,598	$95,393
Basic earnings per share	$0.71	$0.78	$2.10	$2.65
Diluted earnings per share	$0.71	$0.78	$2.09	$2.62
Weighted average number of shares – basic	36,515	36,270	36,448	36,032
Weighted average number of shares – diluted	36,619	36,583	36,601	36,475

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GENTHERM INCORPORATED

REVENUE BY PRODUCT CATEGORY

(Unaudited, in thousands)

	Three Months Ended December 31,			Twelve Months Ended December 31,
			%			%
	2016	2015	Diff.	2016	2015	Diff.
Climate Controlled Seat (CCS)	$104,066	$101,744	2%	$412,053	$402,275	2%
Seat Heaters	73,021	66,483	10%	293,543	271,587	8%
Steering Wheel Heaters	12,586	11,241	12%	49,689	42,207	18%
Automotive Cables	20,685	21,817	-5%	85,900	83,049	3%
Other Automotive	2,434	6,149	-60%	6,251	11,449	-45%
Subtotal Automotive	$212,792	$207,434	3%	$847,436	$810,567	5%
Remote Power Generation (GPT)	4,134	4,843	-15%	18,624	45,878	-59%
Cincinnati Sub-Zero Products (CSZ)	19,615	—	—	51,540	—	—
Total Company	$236,541	$212,277	11%	$917,600	$856,445	7%

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GENTHERM INCORPORATED

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(Unaudited, in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net income	$26,036	$28,414	$76,598	$95,393
Add Back:
Income tax expense	6,319	10,654	33,965	33,545
Interest expense	970	743	3,257	2,610
Depreciation and amortization	9,993	7,884	37,592	31,295
Adjustments:
Acquisition transaction expense	50	—	743	—
Unrealized currency gain	(6,293)	(1,374)	(6,104)	(1,787)
Unrealized revaluation of derivatives	—	(49)	—	1,102
Gain from settlement of CRS lawsuit	—	(9,949)	—	(9,949)
Adjusted EBITDA	$37,075	$36,323	$146,051	$152,209

Use of Non-GAAP Financial Measures

In evaluating its business, Gentherm considers and uses Adjusted EBITDA as a supplemental measure of its operating performance.  The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, deferred financing cost amortization, transaction expenses, debt retirement expenses, unrealized currency gain or loss and unrealized revaluation of derivatives.  Management believes that Adjusted EBITDA is a meaningful measure of liquidity and the Company's ability to service debt because it provides a measure of cash available for such purposes. Management provides an Adjusted EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company's performance on a period-over-period basis.

On December 2, 2015, Gentherm entered into an agreement to settle all legal claims against a financial institution related to a 10 year currency related swap (“CRS”).  As a result of the settlement, the CRS and its related liability to Gentherm have been terminated through a significantly reduced payment to the financial institution resulting in a $9.9 million settlement gain.  In prior periods, we made an adjustment in our Adjusted EBITDA to add back unrealized derivative losses resulting from the CRS, leaving the realized losses in Adjusted EBITDA.  Such realized losses were not paid at the time due to the lawsuit.  Since the legal claim has now been settled, we have changed the definition of Adjusted EBITDA to adjust for all CRS related amounts, including the realized losses, unrealized losses and the settlement gain.

The term Adjusted EBITDA is not defined under GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP.  Adjusted EBITDA has limitations as an analytical tool, and when assessing the Company's operating performance, investors should not consider Adjusted EBITDA in isolation, or as a substitute for net income or other consolidated income statement data prepared in accordance with GAAP.  Gentherm compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only supplementally.

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GENTHERM INCORPORATED

ACQUISITION TRANSACTION EXPENSES, PURCHASE ACCOUNTING IMPACTS AND OTHER EFFECTS

(Unaudited and in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,		Future Full Year Periods (estimated)
	2016	2015	2016	2015	2017	2018	2019	Thereafter
Transaction related current expenses
Acquisition transaction expenses	$50	$—	$743	$—	$—	$—	$—	$—
Non-cash purchase accounting impacts
Customer relationships amortization	1,962	1,735	7,600	7,069	7,473	7,473	5,531	20,326
Technology amortization	890	744	3,407	3,042	2,585	1,256	751	2,231
Product development costs amortization	—	45	42	1,044	—	—	—	—
Trade name amortization	43	42	172	184	128	—	—	—
Inventory fair value adjustment	—	—	3,973	—	—	—	—	—
Other effects
Unrealized currency gain	(6,293)	(1,374)	(6,104)	(1,787)	—	—	—	—
Gain from settlement of CRS lawsuit	—	(9,949)	—	(9,949)
2016 Management reorganization	2,000	—	2,000	—	—	—	—	—
Total acquisition transaction expenses, purchase accounting impacts and other effects	$(1,348)	$(8,757)	$11,833	$(397)	$10,186	$8,729	$6,282	$22,557
Tax effect of above	253	2,442	(3,549)	509	(2,550)	(2,211)	(1,644)	(6,655)
North America reorganization withholding tax (1)	—	—	10,100	—	—	—	—	—
Net income effect	$(1,095)	$(6,315)	$18,384	$112	$7,636	$6,518	$4,638	$15,902

Earnings per share - difference
Basic	$(0.03)	$(0.17)	$0.50	$—
Diluted	$(0.03)	$(0.17)	$0.50	$—

(1)

During the first quarter of 2016, we completed a legal reorganization in North American by shifting certain operations located in Canada to other subsidiaries.  Related to the reorganization we declared intercompany dividends and incurred $10.1 million in withholding taxes payable to the Canadian Revenue Agency.

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GENTHERM INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	December 31,
	2016	2015
ASSETS
Current Assets:
Cash & cash equivalents	$177,187	$144,479
Accounts receivable, less allowance of $1,391 and $955, respectively	170,084	144,494
Inventory	105,074	84,183
Derivative financial instruments	18	—
Prepaid expenses and other assets	36,390	42,620
Total current assets	488,753	415,776
Property and equipment, net of accumulated depreciation of $47,267 and $34,107, respectively	172,052	119,157
Goodwill	51,735	27,765
Other intangible assets, net of accumulated amortization of $53,965 and $59,594, respectively	57,557	48,461
Deferred financing costs	1,221	310
Deferred income tax assets	35,299	28,471
Other non-current assets	36,413	8,403
Total assets	$843,030	$648,343
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$84,511	$77,115
Accrued liabilities	105,625	62,707
Current maturities of long-term debt	2,092	4,909
Derivative financial instruments	1,395	725
Total current liabilities	193,623	145,456
Pension benefit obligation	7,419	6,545
Other Liabilities	4,092	5,026
Long-term debt, less current maturities	169,433	92,832
Deferred tax liabilities	8,058	14,193
Total liabilities	382,625	264,052
Shareholders’ equity:
Common Stock:
No par value; 55,000,000 shares authorized, 36,534,464 and 36,321,775 issued and outstanding at December 31, 2016 and 2015, respectively	262,251	256,919
Paid-in capital	10,323	(1,282)
Accumulated other comprehensive income	(69,091)	(51,670)
Accumulated earnings	256,922	180,324
Total shareholders’ equity	460,405	384,291
Total liabilities and shareholders’ equity	$843,030	$648,343

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GENTHERM INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended December 31,
	2016	2015
Operating Activities:
Net income	$76,598	$95,393
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	37,764	31,029
Deferred income taxes	(8,843)	(711)
Gain on CRS settlement	—	(9,949)
Revaluation of derivatives	—	(490)
Debt extinguishment expenses	—	—
Stock compensation	9,186	6,018
Loss on sale of property and equipment	468	20
Loss from write-off of intangible assets	—	358
Provision for doubtful accounts	108	(120)
Defined benefit pension plan expense	184	668
Gain from equity investment	—	—
Changes in operating assets and liabilities:
Accounts receivable	(17,971)	(12,399)
Inventory	(5,933)	(10,954)
Prepaid expenses and other assets	9,106	(11,122)
Accounts payable	4,419	8,049
Accrued liabilities	3,314	8,922
Net cash provided by operating activities	108,400	104,712
Investing Activities:
Settlement of derivative financial instruments	—	(7,593)
Investment in subsidiary, net of cash acquired	(73,593)	107
Investment in development-stage company	(4,486)	—
Purchases of property and equipment	(66,316)	(55,490)
Proceeds from the sale of property and equipment	57	248
Net cash used in investing activities	(144,338)	(62,728)
Financing Activities:
Cash paid for financing costs	(649)	—
Borrowing of Debt	115,000	15,000
Repayments of Debt	(42,244)	(5,053)
Cash paid for the cancellation of restricted stock	(1,196)	(1,475)
Excess tax benefit from equity awards	7,509	6,681
Proceeds from the exercise of Common Stock options	1,438	9,273
Net cash provided by financing activities	79,858	24,426
Foreign currency effect on cash and cash equivalents	(11,212)	(7,631)
Net increase in cash and cash equivalents	32,708	58,779
Cash and cash equivalents at beginning of period	144,479	85,700
Cash and cash equivalents at end of period	$177,187	$144,479
Supplemental disclosure of cash flow information:
Cash paid for interest	$3,029	$2,826
Cash paid for taxes	$21,608	$32,376
Supplemental disclosure of non-cash transactions:
Common Stock issued to directors and employees	$4,589	$3,734

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